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Match Group, Inc.

(Name of Registrant as Specified In Its Charter)

Anson Advisors Inc.

Anson Funds Management LP

Anson Investments Master Fund LP

Anson Management GP LLC

Anson East Master Fund LP

Anson North Star Tactical Equity Fund LP

AIMF GP LLC

AEMF GP LLC

ANSF GP LLC

Moez Kassam

Tony Moore

Amin Nathoo

Sagar Gupta

Funmibi (Fumbi) Chima

Laura Lee

Kelley Morrell

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Anson Funds Nominates Slate of Highly Qualified Directors for Election at Match Group’s 2025 Annual Meeting

Issues Letter to Match Stockholders Outlining Urgent Need for Change to Address Long-Term Underperformance Driven by Poor Oversight, Subpar Corporate Governance, and Misaligned Board Culture

TORONTO, April 4, 2025 -- Anson Funds Management LP and Anson Advisors Inc., the co-investment advisers of certain investment funds (collectively, “Anson Funds”), and stockholders of Match Group Inc. (NASDAQ: MTCH) (“Match” or the “Company”), today announced that it has nominated a slate of highly qualified directors - Fumbi Chima, Laura Lee, and Kelley Morrell - for election at the Match 2025 Annual Meeting of Stockholders. Anson Funds also published a letter to Match stockholders outlining the urgent need for change at the Company to address long-term underperformance driven by a history of poor oversight, subpar corporate governance practices, and misaligned board culture.

Specifically, the letter outlines:

•	Match’s outdated, insular Board has deep interlocking relationships and is inadequately qualified to oversee a modern technology company primarily serving young adults;

•	Match’s continued significant underperformance relative to broader market indices despite four CEO changes in the past five years;

•	The Board’s refusal to seriously engage with Company stockholders to introduce fresh perspective and relevant expertise.

The full contents of the letter can be viewed here.

About Anson Funds

Anson Funds is a privately held alternative asset manager with US$2.0 billion in assets. Led by Chief Investment Officer Moez Kassam, the firm was founded in 2007 with offices in Toronto and Dallas.

Important Information

Anson Funds Management LP, Anson Advisors Inc., Anson Investments Master Fund LP, AIMF GP LLC, Anson East Master Fund LP, AEMF GP LLC, Anson North Star Tactical Equity Fund LP, ANSF GP LLC, Anson Management GP LLC, Moez Kassam, Tony Moore, Amin Nathoo, Sagar Gupta, Funmibi (Fumbi) Chima, Laura Lee and Kelley Morrell (collectively, the “Participants”) intend to file a definitive proxy statement and accompanying form of proxy card with the Securities and Exchange Commission (the “SEC”) to be used in connection with the 2025 Annual Meeting of Stockholders of the Company. Stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies with respect to the Company by the Participants as they become available because they will contain important information. They will be made available at no charge on the SEC’s website, https://www.sec.gov/. Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in Exhibit 1 of the Schedule 14A filed by Anson Funds Management LP with the SEC on April 4, 2025.

Media Contact

ASC Advisors

Taylor Ingraham

tingraham@ascadvisors.com

203-992-1230

April 4, 2025

Dear Fellow Stockholders:

Anson Funds Management LP and Anson Advisors Inc., the co-investment advisers of certain investment funds (collectively, “we” or “Anson Funds”), are stockholders of Match Group Inc. (NASDAQ: MTCH) (“Match”, “MTCH” or the “Company”). Founded in 2007 and led by Chief Investment Officer Moez Kassam, Anson Funds is a privately held alternative asset manager with approximately US$2.0 billion in assets under management. Our firm employs a multi-strategy approach, which includes a long-biased, concentrated strategy focused on long-term active engagement led by Portfolio Manager Sagar Gupta. We have a history of generating superior risk-adjusted returns through our focus on deep fundamental diligence, ownership dynamics and corporate governance practices. In addition, Mr. Gupta has deep experience investing across the technology landscape.

Our investment in Match is predicated on our belief that the Company’s unique, dominant positioning as the only scaled leader in the online dating industry offers a tremendous opportunity to drive significant long-term shareholder value, which can be greatly enhanced through several means and especially by efficient implementation of artificial intelligence. We believe there is a clear opportunity to unlock substantial growth through intense product-led execution under steady leadership and proper oversight.

Over the course of our years-long engagement with the Company and its Board of Directors (the “Board”), it has become clear to us that the Company’s long-term underperformance was a symptom of poor corporate governance and Board oversight. In other words, we believe Match’s outdated, insular Board with deep interlockings is inadequately qualified to oversee a modern technology company primarily serving young adults. As Match’s struggles persist, the Board’s only solution has seemingly been to blame the CEO, choosing to play musical chairs with the role instead of addressing the core issue at hand. Four CEO changes in the past five years have prevented any continuity in terms of strategy, caused chaos in the leadership ranks and perpetuated subpar execution, which in turn has led to tremendous value destruction. As shown below, since separating from the Company’s former parent IAC Inc. (InterActiveCorp), in July 2020, Match’s shares have declined nearly 70%, while broader market indices have soared.

 Source: Bloomberg (from 7/1/20 through 4/2/25)

Though the Board has had plenty of time to self-refresh, it is unfortunate that they have only considered this necessary step under extreme shareholder pressure, albeit with an incrementalist approach and little genuine desire to collaborate with stockholders. This entrenched behavior has continued despite ongoing underperformance, prompting Anson Funds to take the extraordinary measure of nominating multiple highly qualified and independent directors for election at Match’s 2025 Annual Meeting of Stockholders – Fumbi Chima, Laura Lee, and Kelley Morrell. Please refer to the appendix for the biographies of each.

To be clear – this is not a fight we asked for nor conduct lightly. Our attempts to bring fresh perspective and relevant expertise to the Board for the benefit of MTCH stockholders in a private and constructive manner have been met with great resistance. It is deeply unfortunate that the Board is quick to change leadership yet unwilling to collaborate with stockholders to change itself. The essence of the Board’s anti-stockholder culture was well articulated in an independent analysis by Boardroom Alpha:

Based on track record, it’s clear that the current board is stagnant and unable to change the course of Match, so existing shareholders should welcome Anson’s fight to change board members at the next election.

Ideally, Match’s board will see the need for change itself and work with shareholders to refresh the board, governance, and hopefully chart a new course for performance. If it goes to a contested proxy, shareholders may still win, but the board will have spent shareholder dollars trying to stop changes that are obviously needed.

The Board’s composition comprises of primarily long-tenured directors with direct interlockings and deep ties to IAC, including former CEO Shar Dubey despite her being vastly overpaid for incredibly poor execution and a significant capital allocation blunder while she was CEO under the Board’s watch. We have summarized the staggering, decades-long interlockings of Match directors below, which we believe clearly visualizes the utter lack of independence and accountability at Match.

We are Deeply Disturbed by the Match Board’s Numerous Decades-Long Interlockings

Shar Dubey
Director (2019), Former CEO
FORTIVE
Director (Since 2020)
Incoming Chair
IAC Match Group
CEO (2020-22)
President (2018-20)
COO of Tinder (2017-18)
Senior Roles (2009-18)
IAC
Senior Roles (2006-09)
Glenn Schiffman
Director (2016)
IAC vimeo
Director (Since 2021)
IAC Angi
Director (Since 2017)
CFO (2017-19)
IAC
CFO (2016-21)
Spencer Rascoff
CEO (2025), Director (2024)
IAC Expedia
VP (2003-05)
IAC Tripadvisor
Director (2013-20)
IAC hotwire
Co-Founder (1999-03)
Alan Spoon
Director (2015)
IAC
Director (Since 2003)
FORTIVE
Director (Since 2016)
Outgoing Chair
GH GRAHAM HOLDINGS Cable One
Director (2015-21)
IAC ticketmaster
Director (1997-03)
GH GRAHAM HOLDINGS
COO and Director (1991-00)
President, other (1989-00)
Ann McDaniel
Director (2015)
GH GRAHAM HOLDINGS
Consultant (Since 2015)
VP, other (2001-15)
GH GRAHAM HOLDINGS Newsweek
MD (2008-10)
Editorial Roles (1984-10)
GH GRAHAM HOLDINGS execonline
Advisory Board (Since 2020)
Tom McInerney
Board Chair (2015)
IAC ilg
Director (2016-18)
IAC HSN
Director (2008-17)
IAC
CFO, former CEO of retail division (2003-12)
IAC ticketmaster
CFO (1999-03)
Stephen Bailey
Director (2020)
GH GRAHAM HOLDINGS execonline
CEO (Since 2011)
Pamela Seymon
Director (2015)
WACHTELL, LIPTON, ROSEN & KATZ
Partner (1989-11)
IAC's Lead Outside Counsel during 1990s and 2000s
IAC Relationship
Graham Holdings Relationship
Wachtell / IAC Relationship

Source: Company Filings and Websites
Not Pictured: Melissa Brenner (Director since 2020) and Laura Jones (Director since 2024; appointed pursuant to agreement with Elliott Investment Management)

We believe all Match stockholders, employees, and consumers deserve a truly independent Board comprised of highly qualified directors with diverse perspectives and qualifications. After numerous attempts to constructively engage with the Board, we have been left with no choice but to publicly pursue refreshment through replacement and will further detail the Board’s corporate governance shortcomings and need for urgent change over the course of our campaign.

As always, should the Board have a bona fide interest in working towards a resolution, we remain open to collaborating in the best interests of all stockholders.

Sincerely,

Sagar Gupta

Portfolio Manager

cc:                    Moez Kassam, Chief Investment Officer, Anson Funds

Laura Salvatori, Chief Legal Officer, Anson Funds

Eleazer Klein, Partner, Schulte Roth & Zabel LLP

Brandon Gold, Partner, Schulte Roth & Zabel LLP

 APPENDIX: Anson Funds’ Nominees Biographies

**Fumbi Chima** Age: 50 BECU adidas FOX NETWORKS GROUP BURBERRY Walmart	• Fumbi Chima is a technology and digital transformation executive, board member, and solutions-oriented innovator with over a quarter-century of experience pioneering technological and digital advancements across multifaceted industries and global landscapes • Ms. Chima previously held Chief Technology Officer and Chief Information Officer executive roles at Boeing Employees' Credit Union, Adidas AG, Fox Networks Group, Burberry and Walmart • Ms. Chima serves on the board of Willis Towers Watson Public Limited Company (NASDAQ: WTW), including chair of the corporate governance and nominating committee • Ms. Chima previously served on the boards of Whitbread PLC (LSE: WTB), The AZEK Company Inc. (NYSE: AZEK), Grove Collaborative Holdings, Inc. (NYSE: GROV), Ted Baker PLC (LSE: TED (formerly)) • B.A., University of Hull; Doctor of Letters (hon.), University of Hull; Corporate Director Certificate, Harvard Business School
 **Laura Lee** Age: 49 twitch amazon Google YouTube McKinsey & Company	• Laura Lee is a business executive, board member, and advisor with decades of experience helping growth and established companies expand through digital and financial reimagination • Ms. Lee is the CEO of O Type, which advises high-growth and established companies on strategic expansion, go-to-market launches, and optimal customer experiences • Ms. Lee was previously the Chief Content Officer at Twitch, a video live streaming service owned by Amazon • Ms. Lee was previously the Head of North American Content and the Global Head of the Top Creator team at YouTube/Google • Previously, Ms. Lee was a Senior Advisor at consulting firm McKinsey & Company, where she advised in the areas of consumer, technology, and media • Ms. Lee serves on the board of The Arena Group (NYSE: AREN) • Ms. Lee previously served on the boards of MediaCo Holding (NASDAQ: MDIA) and American Apparel LLC (NYSE: APP (formerly)) • A.B., Brown University; MBA, Harvard Business School